Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), entered into on the 12th day of March, 2015, is made and entered into by and between Real Alloy Holding, Inc., a Delaware corporation (the “Company”), a wholly owned subsidiary of Signature Group Holdings, Inc., a Delaware corporation (“Signature”) and Terrance Hogan (“Employee”) and is effective as of the Closing Date (as defined below) (the “Effective Date”).

RECITALS:

A.     In connection with the acquisition by Signature of certain entities from Aleris Corporation pursuant to that Purchase and Sale Agreement, dated as of October 17, 2014, by and among Aleris Corporation (“Aleris”), Aleris International, Inc., Aleris Aluminum Netherlands B.V., Aleris Deutschland Holding GmbH, Aleris Holding Canada Limited, Dutch Aluminum C.V., Aleris Deutschland Vier GmbH Co KG, Evergreen Holding Germany GmbH, the Company and Signature, as amended (the “Purchase Agreement”), Signature will acquire all of the equity interests in the entities comprising the global recycling and specification alloys business of  Aleris (the “Transaction”). This Agreement is entered into by the Company and Employee as a result of the Transaction, and shall be effective as of the date of the closing of the Transaction (the “Closing Date”).

B.     The Company desires to (a) set forth the terms of Employee’s employment with the Company, (b) make provision for the payment of reasonable and proper compensation to Employee for his services, and (c) safeguard its proprietary and confidential information.

C.     Employee desires to set forth his employment upon the terms set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the promises and mutual covenants and agreements provided for herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the condition set forth in the recitals, the parties agree as follows:

1.     Appointment.  The Company hereby designates and appoints Employee to act and perform services on behalf of the Company as its President during the Term (defined below).  Employee hereby accepts such designation and appointment.  Employee agrees that he will carry out the duties and responsibilities of the foregoing appointment in a faithful, diligent and responsible manner, subject to the direction and control of Signature’s Chief Executive Officer.  Employee further agrees to devote his full business time and attention to perform faithfully, diligently and to the best of his efforts the specific duties of, and generally to provide the services normally associated with, his position as President of the Company during the Term. Employee shall serve as an officer of any subsidiary or subsidiaries of the Company upon request, without additional consideration.

2.     Effective Date and Term.  Unless earlier terminated by either the Company or Employee in accordance with the provisions of this Agreement, this Agreement shall become effective on the Effective Date and shall remain in force for an initial term through and including December 31, 2016 (the “Initial Term”).  At the end of the Initial Term, the Agreement shall automatically renew for additional consecutive one-year terms unless the Company gives notice at least 30 days in advance of the conclusion of the Initial Term or any renewal term that the Agreement shall not renew for additional terms at the end of the then current term.  A termination of Employee’s employment following a notice of non-renewal by the Company shall be treated as a termination of Employee’s employment without Cause under this Agreement.

3.     Compensation for Services.  Subject to the conditions contained in this Agreement, the Company agrees to pay to Employee, and Employee is entitled to receive as compensation for his services under this Agreement, as follows:

(a)     Annual Salary.  For each year Employee is employed by the Company, Employee shall receive a salary equal to $367,500 per year (pro-rated for the portion of the 2015 calendar year actually served) (the “Base Salary”).  Employee’s compensation shall be payable in accordance with the Company’s and its subsidiaries’ regular payroll practice or upon other terms mutually agreed upon.  Employee’s salary shall be reviewed for increase at least annually.

(b)     Annual Bonus.  In addition to the Base Salary, Employee will be eligible to receive an annual target cash incentive bonus from the Company (the “Bonus”) in respect of the achievement of certain milestones and objectives for the performance of the Company and the Employee, which are expected for 2015 to be based 80% on the Company’s achievement of its annual target EBITDA and 20% on the Employee’s achievement of individual performance goals, each as recommended annually by Signature’s Chief Executive Officer, determined by the Compensation Committee of the Board of Directors of Signature (the “Compensation Committee”), and approved by Signature’s Board of Directors (the “Signature Board”). The target Bonus amount shall be sixty-five percent (65%) of the Employee’s then-current Base Salary (the “Target Bonus”).  For 2015, the Target Bonus will be payable for achievement of 100% of the Company’s annual target EBITDA and full achievement of the Employee’s individual performance milestones, as recommended by the Compensation Committee and approved by the Signature Board.   In the event that the 2015 annual EBITDA exceeds a threshold level of the 2015 annual target EBITDA below 100%, then Employee shall be eligible to receive a portion of the Target Bonus as recommended by the Compensation Committee and approved by the Company’s Board, and if the 2015 annual EBITDA exceeds the 2015 annual target EBITDA, then Employee shall be eligible to receive a Bonus in excess of the Target Bonus up to a maximum bonus of up to 200% of the Target Bonus, as recommended by the Compensation Committee and approved by the Signature Board, subject to adjustment, as described below, for any other Company performance measure and any individual performance goal.  The amount of the Bonus, the achievement of the underlying annual EBITDA goal, and any other Company or individual performance milestone by Employee shall be as recommended by the Compensation Committee and approved by the Signature Board.  Bonus targets and performance measures after 2015 shall be set annually by the Compensation Committee and approved by the Siganture Board.  Signature’s Chief Executive Officer will use reasonable efforts to establish the 2015 target EBITDA and individual performance goals for the Employee within 60 days after the Effective Date.

Payment of any Bonus under this Section 3(b) is conditioned upon Employee (i) being employed in good standing as of September 30 of the applicable bonus year, and (ii) remaining employed with the Company as of the date of payment of the Bonus. The Bonus paid pursuant to this Section 3(b) in respect of any fiscal year shall be paid on or before March 15, immediately following the close of the Company’s fiscal year with respect to which such Bonus is received. Employee shall be eligible for additional bonuses from time to time, as determined in the sole discretion of the Signature Board.

(c)     Restricted Stock Grants.  For each of fiscal year 2015 and 2016, and subject to (x) Board approval and the approval by the Signature Board and Compensation Committee, (y) Employee remaining an employee in good standing on the date of grant, and (z) the available capacity of Signature’s Amended and Restated Signature Group Holdings, Inc. 2006 Performance Incentive Plan, or the successor plan thereto (the “Incentive Plan”), Employee shall be eligible for a grant of restricted shares of common stock of Signature to be issued pursuant to the Incentive Plan in an amount equal to $150,000 divided by the closing price of Signature's stock on the grant date for such shares. Such shares shall be granted in the ordinary course of business consistent with when similar equity grants are made to officers of Signature, and provided that Employee is an employee in good standing on such vesting dates, such shares shall vest in three equal installments on the anniversary of the date of grant of such shares, starting with the first anniversary of the dates of grants. Vesting for such shares will be accelerated in the event of a Change in Control (as defined below), an involuntary termination of Employee’s employment not for Cause or for Good Reason, or upon the death or Disability (as defined below) of Employee. Employee shall be eligible for grants of equity securities in the Company or Signature, from time to time, as determined in the sole discretion of the Board.  If the grants described in this Section 3(c) are not completed within the second quarter of 2015 and first quarter of 2016 because the shares are not available under the Incentive Plan, then the Company shall grant Employee additional compensation in an amount or amounts equal to 150% of the amount of the grant or grants that were not timely made.  Such additional compensation shall be paid to the Employee in three equal installments on the dates that the applicable restricted stock grant would have vested, provided the Employee remains employed through such date.  Such additional compensation shall be set forth in a written agreement with Employee that complies in all respects with the requirements of Section 409A of the Internal Revenue Code and applicable exceptions to Section 409A, including the short-term deferral exception.

(d)     Vacation.  Employee shall be entitled to twenty-five (25) days of paid vacation annually pursuant to the terms of the Company’s vacation policy then in effect.

(e)     Other Benefits; Perquisites.  During the Term, Employee shall be eligible to participate in all employee benefit plans, programs or arrangements, which shall be established or maintained by the Company generally for its employees, or generally made available to its senior executives, which currently include, medical, dental and vision plans, subject to the terms and conditions of such plans and programs. Employee shall also receive those perquisites listed on Exhibit A hereto.

(f)     Expenses.  During the Term, the Company shall pay the reasonable expenses incurred by Employee in the performance of his duties hereunder, including, without limitation, business-related travel or entertainment, or, if such expenses are paid directly by Employee, the Company shall promptly (within thirty (30) business days following Employee’s submission and approval of an accounting of such expense) reimburse him for such payments, provided that Employee properly accounts and provides supporting documentation for such expenses in accordance with the Company’s policies.

(g)     Applicable Withholdings.  Employee’s compensation, and the payment of any other amount pursuant to this Agreement, shall be subject to all withholdings, payroll taxes and deductions required by law and shall be payable in accordance with the Company’s and its subsidiaries’ normal periodic payroll practices.

4.     Termination of Employment.

(a)     Events of Termination. Employee’s employment under this Agreement may be terminated and the Term shall end without any breach of this Agreement in the event of Employee’s death or Disability, Employee’s voluntary termination for Good Reason, Employee’s resignation other than for Good Reason, termination by the Company for Cause and termination by the Company without Cause.

(b)     Notice of Termination; Effectiveness. Any termination of Employee’s employment by the Company or by Employee (other than termination by reason of Employee’s death, Disability or termination for Cause) shall be communicated by written notice of termination to the other parties to this Agreement. In the event of a termination by the Employee for Good Reason, the Notice of Termination shall include Employee’s cause for Good Reason. The Company may, in its sole discretion, make any termination of employment and end of the Term effective earlier than the date set forth in the Notice of Termination by providing payment in lieu of notice, which payment, if applicable, shall be in addition to any other compensation upon termination under this Agreement.  Unless otherwise agreed in writing by the Company, upon the effectiveness of Employee’s termination of employment, Employee will be deemed to have resigned from all officer and director positions with any affiliate or subsidiary of Signature.

(c)     Date of Termination. The “Date of Termination” shall mean (a) the date of Employee’s death (if the Agreement is terminated by Employee’s death); (b) if Employee’s employment is terminated pursuant to Disability or by Company without Cause, the date the Notice of Termination is given; (c) if Employee’s employment is terminated pursuant to Good Reason or Cause, the date specified in the Notice of Termination after the expiration of any applicable cure periods; (d) if Employee’s employment is terminated by Employee without Good Cause, the date specified in the Notice of Termination, which shall be at least thirty (30) days, as applicable, after Notice of Termination is delivered, or such earlier date as the Company shall determine, in its sole discretion, provided the Company makes payment in lieu of notice in the event of an earlier termination; and, if employment is terminated at the end of the Term pursuant to notice of nonrenewal, the last day of the then current term.

(d)     Compensation Upon Termination.

(i)     Termination by Reason of Death, Disability, Cause or By Employee. If the Employee’s employment terminates by death, Disability, voluntary resignation, or by Company for Cause, Employee shall receive from the Company: (a) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (b) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(e) through the Date of Termination; (c) payment for any accrued but unused vacation time through the Date of Termination in accordance with Company policy; and (d) such vested accrued benefits, and other benefits and/or payments, if any, as to which the Employee (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination (including, for example, the presentment of the right to continue health benefit coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as applicable) other than any severance pay plan ((a) though (d), the “Amounts and Benefits”), and the Company shall not have any further obligation with respect to this Agreement.  In the event of Employee’s death, the Payment shall be provided to Employee’s estate.

(ii)     Termination without Cause or for Good Reason. If the Company terminates the Employee’s employment without Cause (other than a termination by reason of death or Disability), or the Employee terminates his employment for Good Reason, then the Company shall pay or provide Employee the Amounts and Benefits and, subject to Sections 5, 6 and 7, an amount equal to one (1) times the Base Salary in effect as of the Date of Termination, paid in equal installments on the Company’s normal payroll dates for a period of one (1) year from the Date of Termination in accordance with the usual payroll practices of the Company, with each such payment deemed to be a separate payment for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder (“Section 409A”).

(e)     Release. Notwithstanding any provision to the contrary in this Agreement, the Company’s obligation to pay or provide Employee (or his estate, as applicable) with the payments and benefits under this Section 4, other than the Amounts and Benefits, shall be conditioned on Employee’s (or his estate’s, as applicable) executing and not revoking a waiver and general release in a form substantially similar to Exhibit B hereto (the “Release”). The Company shall provide the Release to Employee (or his estate, as applicable) within seven (7) days following the applicable Date of Termination. In order to receive the payments and benefits under this Section 4, other than the Amounts and Benefits, the Employee (or his estate, as applicable) will be required to sign the Release within twenty-one (21) or forty-five (45) days after the date it is provided to him (or his estate, as applicable), whichever is applicable under applicable law, and not revoke it within the seven (7) day period following the date on which it is signed by him (or his estate, as applicable).

(f)     Definitions.

(i)     “Business” means the business of recycling aluminum for sale or resale to third parties, which includes (1) the manufacturing and sale of wrought, cast and specification (foundry) alloys and (2) the provision of tolling services for wrought alloy processors, automotive original equipment manufacturers, foundries and casters serving automotive, aerospace, building and construction, consumer packaging, steel and durable goods end uses.

(ii)     Termination for “Cause” shall mean termination of Employee’s employment because of the occurrence of any of the following as determined by the Company:

(A)     the willful and continued failure by Employee to attempt in good faith to substantially perform his obligations to the Company or any member of the Company Group (other than any such failure resulting from Employee’s incapacity due to a Disability); provided, however, that the Company shall have provided Employee with written notice of Employee’s deficiencies and Employee has been afforded at least thirty (30) days to cure same and the Board determines at a meeting following such thirty (30) day period that Employee has failed to attempt in good faith to substantially perform his obligations;

(B)     Employee’s conviction of or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty;

(C)     Employee’s willfully and knowingly engaging in misconduct in the performance of his duties for the Company or any member of the Company Group (including theft, fraud, embezzlement, and securities law violations or a violation of the Company’s Code of Conduct or other written policies) that is in the good faith determination of the Board injurious to the Company or any member of the Company Group, monetarily or otherwise; or

(D)     Employee’s willfully and knowingly engaging in misconduct other than in the performance of his duties for the Company or any member of the Company Group (including theft, fraud, embezzlement, and securities law violations) that is or, in the good faith determination of the Board, is materially injurious to the Company or any member of the Company Group.

(iii)     “Change in Control” shall mean the occurrence of any of the following after the effective date of this Agreement, provided such events or circumstances also constitute a change in ownership or effective control or a sale of substantially all of the assets of the Company under Section 409A:

(A)     any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than a member of the Company Group, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(B)     the consummation of a merger or consolidation of the Company with any other corporation (other than a member of the Company Group), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; or

(C)     a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(iv)     “Company Group” means Signature, the Company, or any of their respective subsidiaries or affiliates, including a Company employee benefit plan.

(v)     “Confidential Information” means any and all information (oral and written) relating to the Company Group, or any of their respective activities, or of the clients, customers, acquisition targets, investment models or business practices of the Company Group, other than such information which (i) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of Section 5, or (ii) Employee is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

(vi)     “Disability” shall mean (i) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, and which cannot be reasonably accommodated, or (ii) Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, and which cannot be reasonably accommodated.

(vii)     “Good Reason” shall mean only:

(A)     a material reduction in Employee’s base salary at the rate last in effect during Employee’s term of service with the Company;

(B)     a material demotion in position or material reduction in job duties and responsibilities;

(C)     a relocation of Employee, Employee’s principal place of employment or principal place of service to a location greater than fifty (50) miles from Beachwood, Ohio during the Initial Term; or

(D)     a material breach by the Company of any of its obligations under this Agreement;

(E)     provided that, in connection with each of subparts (A), (B), or (E), there has also been a failure by the Company to cure such breach within thirty (30) days following receipt of notice from Employee of such breach.

5.     Confidential Information; Assignment of Inventions; Return of Company Property. Employee acknowledges and agrees that (i) the services to be performed by Employee under this Agreement are unique and extraordinary and, as a result of such employment, Employee shall be in possession of Confidential Information relating to the business practices of the Company Group and (ii) that the trade secrets and Intellectual Property of the Company Group is very valuable. Employee agrees to be bound by the policies of the Company Group with respect to the confidentiality, ownership and assignment of employee rights with respect to trade secrets, Intellectual Property and other information of the Company Group. “Intellectual Property” shall mean all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that are conceived, reduced to practice, developed or made by Employee while providing services to the Company Group and that (a) relate to the Business, including the Company Group’s related business, research and development, existing products or services or future products and services under development during the Term; or (b) relate to the Business and are conceived, reduced to practice, developed or made using any of equipment, supplies, facilities, assets or resources of the Company Group, including, without limitation, any intellectual property rights.

6.     Noncompetition and Nonsolicitation.

(a)     Noncompetition.  Employee acknowledges and agrees that (i) in his role as President of the Company, he is and has been, and during his employment with the Company will continue to be, intimately familiar with the trade secrets, business strategy, and other confidential information concerning the Company, all of which constitute legitimate protectable interests of the Company, and (ii) his services to the Company and the members of the Company Group are unique in nature and of an extraordinary value to the Company Group, and that the Company Group would be unfairly and irreparably damaged if Employee were to provide similar services to any entity competing with the Company or engaged in the Business or a similar business in the Territory (each as defined below).  In consideration of and as an inducement to the Company entering into this Agreement, Employee covenants and agrees that, during Employee’s employment with or service to the Company or any member of the Company Group, and for the Term and a period of one (1) year following the termination of employment hereunder (the “Restriction Period”), Employee shall not, directly or indirectly, either for Employee or on behalf of any other person, engage in any Competitive Activity in the Territory.

(b)     Nonsolicitation.  Employee shall not, except in the good faith performance of Employee’s duties hereunder or as specifically authorized by the Board in writing, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, during the Restriction Period:

(i)     solicit, aid or induce any employee, representative, agent or consultant of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other Person, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other Person in identifying, hiring or soliciting any such employee, representative or agent; provided, however, that the foregoing provision will not prevent Employee from hiring any such individual whom he hires as a result of such individual responding to a general advertisement for employment;

(ii)     solicit, contact, aid or induce any Customer (as defined below) in the Territory (w) to purchase goods or services that have been sold or provided by the Company during the Restriction Period from another person, firm, corporation or other entity (or attempt to do any of the foregoing) or engage in other Competitive Activity, (x) to terminate, curtail or otherwise limit its business relationship with the Company, (y) to interfere otherwise with any part of the Company’s business, or (z) to attempt to do any of the foregoing; or

(iii)     solicit, contact, aid or induce any entity or person who was a supplier of goods, services or property (including Intellectual Property) to the Company, or any licensor or licensee of the Company, during the Restriction Period to not do business with, to discontinue doing business with, or to materially reduce all or any part of their business with the Company.

(c)     Definitions.

(i)     “Competitive Activity” means (a) the invention, design, development, fabrication, manufacture, assembly, production, procurement, marketing, distribution or sale of any products that are competitive with or could be used as a substitute for any of the products or services offered by the Company at any time during the Restricted Period, or under development or consideration for development by the Company at any time during the Restricted Period, (b) the delivery, performance, marketing or sale of any services that are competitive with or could be used as a substitute for the services offered by the Company at any time during the Restricted Period, or under development or consideration for development by the Company at any time during the Restricted Period, (c) the performance of business activities of the type which in the ordinary course of business would be reasonably likely to involve (or actually do involve) the unauthorized use or disclosure of Confidential Information or Intellectual Property belonging to the Company or (d) consulting or other advising in support of the foregoing.

(ii)     “Customer” means any customer of the Company or any prospective customer of the Company, each at any time during the last two years of Employee’s employment.

(iii)     “Person” means any person or entity other than the Company or a member of the Company Group.

(iv)     “Territory” means any location in which the Company operates or sells, or intends within two years to operate or sell, its products, including Europe or North America.

7.     Nondisparagement.  At no time during the Restricted Period shall Employee, directly or indirectly, disparage the Company Group or any of the Company Group’s past or present employees, directors, products or services.  At no time during the Restricted Period shall any executive officers of the Company Group, directly or indirectly, disparage the Employee. Notwithstanding the foregoing, nothing in this Section 7 shall prevent Employee from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; or (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person.

8.     Enforcement.

(a)     agrees and acknowledges that (i) the potential harm to the Company of the non-enforcement of Sections 5, 6 or 7 outweighs any harm to Employee of its enforcement by injunction or otherwise and (ii) he has carefully read this Agreement and has given careful consideration to the restraints imposed by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the trade secrets and other Confidential Information of the Company.

(b)     In the event of any breach or threatened breach of this Agreement, the Company shall be entitled to seek an injunction, without bond, restraining such breach, but nothing herein shall be construed as prohibiting the Company from pursuing other remedies available to it for such breach or threatened breach.

9.     Cooperation. Upon reasonable notice from the Company or its counsel, while employed by the Company and thereafter, Employee agrees to respond and provide information with regard to matters of which Employee has knowledge as a result of his employment with the Company, and will provide reasonable assistance to the Company Group and their respective representatives in defense of any claims that may be made against the Company Group (or any member thereof), and will provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by the Company Group (or any member thereof), to the extent that such claims may relate to matters related to Employee’s period of employment with the Company (or any predecessors). Employee also agrees to promptly inform the Company (to the extent Employee is legally permitted to do so) if Employee is asked to assist in any investigation of the Company Group (or any member thereof) or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation and shall not do so unless legally required. If Employee is required to provide any services pursuant to this Section 9 following the Term, upon presentation of appropriate documentation, then the Company: (i) shall promptly compensate Employee for all time incurred in these activities at an hourly rate of pay equal to the most recent annual Base Salary divided by 2080 hours; and (ii) shall promptly reimburse Employee for reasonable out-of-pocket travel or business expenses incurred in connection with the performance of such services and in accordance with the Company’s expense policy, and for legal fees to the extent the Board in good faith reasonably believes that separate representation is warranted. Employee’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 9, shall in no way affect Employee’s rights, if any, to be indemnified and/or advanced expenses in accordance with the Company’s (or any of its subsidiaries’) corporate or other organizational documents, any applicable insurance policy, and/or in accordance with this Agreement.

10.     Section 409A Compliance. The parties intend for this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. If this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

(a)     Notwithstanding any provision in this Agreement to the contrary, in the event that Employee is a “specified employee” (as defined in Section 409A), any severance benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) (such payments together, “Specified Employee Payments”) of the United States Internal Revenue Code of 1986, as amended (the “Code”) shall not be paid before the expiration of a period of six months following the date of Employee’s termination of employment (or before the date of Employee’s death, if earlier). The Specified Employee Payments to which Employee would otherwise have been entitled during the six-month period following the date of Employee’s termination of employment shall be accumulated and paid as soon as administratively practicable following the first date of the seventh month following the date of Employee’s termination of employment, with interest on each of the Specified Employee Payments for the period of deferral, at the prime rate, as published in the Wall Street Journal (which shall be adjusted on the effective date of each change in such rate) plus 300 basis points.

(b)     To the extent necessary to ensure satisfaction of the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

(c)     Employee acknowledges and understands that Employee should consult with his own personal tax or financial advisor in connection with this Agreement and its tax consequences. Employee understands and agrees that the Company has no obligation and no responsibility to provide Employee with any tax or other legal advice in connection with this Agreement and its tax consequences.

(d)     To the extent that any payments or reimbursements provided to Employee under this Agreement, are deemed to constitute taxable compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid in accordance with the terms of the provisions under which such rights arise, but in no event later than December 31 of the year following the year in which the expense is incurred (which payment shall be contingent upon Employee’s timely submission of proper substantiation). The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.   If the period during which Employee reviews the proposed release of claims begins in one tax year and terminates in a second tax year, any payments that are contingent on the execution of such release shall be made in the second tax year, regardless whether such release is executed in the first or second tax year.

(e)     Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. Further, for purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A.

11.     Section 280G.  In the event that it is determined by the Company in its sole discretion that any payment or benefit to Employee under this Agreement or otherwise, either cash or non-cash, that Employee has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, equity grants or any benefits payable to Employee under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then, notwithstanding any contrary provisions in any plan, program or policy of the Company, the Company shall reduce Employee’s payments and benefits payable under this Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such reduction, the Net After-Tax Benefit to the Employee shall exceed the Net After-Tax Benefit if such reduction were not made. “Net After-Tax Benefit” for these purposes shall mean the sum of (i) the total amount payable to Employee under this Agreement, plus (ii) all other payments and benefits which Employee receives or is then entitled to receive from the Company that, alone or in combination with the payments and benefits payable under this Agreement, would constitute a “parachute payment” within the meaning of Code Section 280G, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Employee (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Code Section 4999. The parachute payments reduced shall be those that provide Employee the best economic benefit and to the extent any parachute payments are economically equivalent with each other, each shall be reduced pro rata; provided, however, that Employee may elect to have the noncash payments and benefits due to Employee reduced (or eliminated) prior to any reduction of the cash payments due under this Agreement.  All determinations required to be made under this Section shall be made by tax counsel reasonably acceptable to Employee and the Company or any other third party acceptable to the Employee and the Company (“Tax Counsel”).  Tax Counsel shall provide detailed supporting calculations both to the Company and Employee.  All fees and expenses of Tax Counsel shall be borne solely by the Company.  Absent manifest error, any determination by Tax Counsel shall be binding upon the Company and Employee.  For purposes of determining whether and the extent to which any payments would constitute a “parachute payment” (i) no portion of any payments or benefits that Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b) shall be taken into account, (ii) no portion of the payments shall be taken into account which, in the opinion of Tax Counsel, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the excise tax, no portion of such payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (within the meaning set forth in Code Section 280G(b)(3)) allocable to such reasonable compensation, and (iii) the value of any noncash benefit or any deferred payment or benefit included in the payments shall be determined by Tax Counsel in accordance with the principles of Code Sections 280G(d)(3) and (4).

12.     Insurance; Indemnification.  The Company shall purchase directors’ and officers’ liability insurance coverage for the Employee covering him in all capacities in which he shall serve the Company and/or any member of the Company Group (including but not limited to his capacity as employee, officer, director, trustee or agent), at such cost and with such policy limits as are made available to other senior executives of the Company Group. In addition to the corporate indemnifications available to Employee under the Company’s Articles of Incorporation, the Company hereby agrees to indemnify, defend and hold Employee harmless from and against any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals by reason of the fact that Employee is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including any member of the Company Group. Such indemnification shall include all related expenses, including attorneys’ fees, judgment, fines, and amounts paid in settlement actually and reasonably incurred by Employee in connection with the action, suit, or proceeding; provided, however, that Employee shall only be entitled to indemnification under this Agreement, Company policy or applicable law if such indemnification is permitted by law and if Employee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

13.     Notices.  Any notice to be given under the terms of this Agreement shall be in deemed sufficient if in writing, sent by certified mail, return receipt requested, via overnight courier or hand delivered to the Company at its principal office to the attention of the Secretary, and to Employee at the address last reflected on the Company’s payroll records, or such other address as either party may hereafter designate in writing to the other.

14.     Severability.  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, invalid or unenforceable under applicable law, such provision will be ineffective to the extent of such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6 is invalid or unenforceable, the parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to amend or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed.

15.     Binding Effect; Benefits. Employee may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

16.     Entire Agreement.  This Agreement, including the Exhibits hereto, represent the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company and Employee. This Agreement (including any of the Exhibits hereto) may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any plan, program, arrangement, employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

17.     Amendment; Waiver.  No change or modification of this Agreement shall be valid or binding unless signed by both the Company and Employee.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom the waiver is sought to be enforced.

18.     Governing Law and Jurisdiction. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of Ohio. Any disputes under or in connection with this Agreement shall be resolved by arbitration to be held within 50 miles of Cleveland, Ohio in accordance with the JAMS Employment Arbitration Rules & Procedures. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

19.     Representation.  The parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in the Agreement will be construed against the party drafting such agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party.

20.     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefits of the parties and their respective successors, assigns, heirs and personal representatives; provided, however, that Employee may not assign its rights or delegate its obligations, in whole or in part, under this Agreement without the prior written consent of the Company.

21.     Survivorship. Except as otherwise expressly set forth in this Agreement, upon the termination of the Term, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intentions of the parties as embodied in this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties, except as otherwise expressly set forth in this Agreement.

22.     Counterparts. This Agreement may be executed in counterparts (including by fax or pdf) which, when taken together, shall constitute one and the same agreement of the parties.

*         *          *         *

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

REAL ALLOY HOLDING, INC.

By:	/s/ W. CHRISTOPHER MANDERSON
Name:	W. Christopher Manderson
Title:	Vice President

EMPLOYEE:

/s/ TERRANCE HOGAN
Terrance Hogan

EXHIBIT A

Perquisites

Annual Physical (with tax gross-up)

Financial Planning Services (with tax gross-up)

Parking

401(k) Match Contribution

Reimbursement of reasonable Gym Membership Fees

Supplemental Insurance consistent with that offered to key executives of Signature

Exhibit A-1

EXHIBIT B

Form of Release